Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 23, 2021, relating to the consolidated financial statements of AXT, Inc., which appears in the Annual Report on Form 10-K of AXT, Inc. for the year ended December 31, 2020.

/s/ BPM LLP

San Jose, California

July 27, 2021